Exhibit 99.1

[STEINWAY MUSICAL INSTRUMENTS, INC. LOGO]

For Immediate Release:

STRIKE AT CONN-SELMER’S EASTLAKE, OHIO PLANT

WALTHAM, MA – March 3, 2003 – Conn-Selmer, Inc., a subsidiary of Steinway Musical Instruments, Inc. (NYSE: LVB) said its employees with Local 2359 of the United Auto Workers (UAW) went on strike today.  The Company’s labor contract with the union expired on February 15th.

The UAW represents approximately 230 employees at Conn-Selmer’s Eastlake brass instrument facility, or 18% of the band segment workforce.  Although the Company expects to lose production of about 150 instruments per day during the strike, it anticipates it will be able to meet customer needs for several months with its existing finished goods inventory.  Conn-Selmer reduced employment at its Eastlake plant by 15% during 2002 in response to softening demand and increasing competition.

“The Company has been negotiating in good faith for the past nine weeks,” commented Ed Chesko, Vice President of Manufacturing for Conn-Selmer.  “Healthcare costs have skyrocketed nationwide, affecting not only Conn-Selmer, but companies in all industries.  In addition, competition from lower-priced imported instruments is putting significant pressure on U.S. musical instrument manufacturers.  In light of the economic environment, we believe we put a very fair offer on the table.”  The Company hopes to resolve the situation as quickly as possible.

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer subsidiaries, is one of the world’s leading manufacturers of musical instruments.  Its notable products include Bach Stradivarius trumpets, C.G. Conn French horns, King trombones, Ludwig snare drums, Selmer Paris saxophones and Steinway & Sons pianos.  Additional information can be obtained by visiting the Company’s web site: www.steinwaymusical.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events.  The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated herein.  These risk factors include the following: changes in general economic conditions; increased competition; work stoppages and slowdowns; exchange rate fluctuations; variations in the mix of products sold; fluctuations in effective tax rates resulting from shifts in sources of income; and the ability to successfully integrate and operate acquired businesses.   Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact:	Steinway Musical Instruments, Inc.
Julie A. Theriault
Telephone: 781-894-9770
E-mail: ir@steinwaymusical.com